Exhibit 10.24

ADVISOR AGREEMENT

1.             PARTIES. This Advisor Agreement (“Agreement”) covers all understandings between J. SCOTT CRAIGHEAD (hereinafter “Executive”) and Goldleaf Financial Solutions, Inc. (f/k/a Private Business, Inc.) (hereinafter “Corporation”) relating to Executive’s resignation as the Chief Financial Officer of the Corporation (“CFO”) and transition to status as an employed Advisor to the Corporation. Except for continuing obligations under the Employment Agreement (as defined below), and individual Stock Option Agreements, no other expressed, implied, written or oral agreement between Executive and Corporation relating to Executive’s transition from President to Advisor will have any effect, unless it is in writing and is signed and dated by both parties after the date of this Agreement.

2.             TRANSITION DATE. Executive’s resignation from the position of CFO of the Corporation is effective at 5:00 p.m. on August 31, 2007 (the “Transition Date”). After that date, except for any earned but unpaid compensation for his services as an employee prior to the Transition Date (including, but not limited to, salary), the only payments, benefits or other things of value that Executive will be entitled to receive directly from the Corporation with the respect to his employment by the Corporation are those set forth in this Agreement.

3.             EFFECT ON EMPLOYMENT AGREEMENT. Executive and Corporation acknowledge and agree that both parties are subject to that certain Employment Agreement dated September 15, 2006 (“Employment Agreement”) together with that certain Addendum to the Employment Agreement dated as of the same date (“Employment Addendum”). This Agreement shall not modify or change the terms of the Employment Addendum. However, Executive and Corporation acknowledge and agree that the Employment Agreement shall terminate effective on the Transition Date, except the provisions of the Employment Agreement expressly intended to survive the termination shall survive and shall be enforceable as written. In addition to the foregoing, Article II of the Employment Agreement shall survive during the entire term of this Agreement and throughout the two (2) year period after this Agreement expires or is terminated.

4.             CONTINUING SERVICES AS ADVISOR. Executive agrees to serve as an Advisor to the Corporation, devoting such time, skills and attention as may be reasonably requested by the Corporation’s Chief Executive Officer, President and Chief Operating Officer, or at the direction of the Corporation’s Board of Directors, from the Transition Date until February 28, 2008 (the “Advisory Services Period”).

5.             CONTINUING COMPENSATION. In exchange for Executive’s continued services to the Corporation as an Advisor pursuant to Section 4 above, the Corporation agrees to pay Executive from the Transition Date until February 28, 2008 at the semi-monthly rate of TEN-THOUSAND DOLLARS ($10,000), less statutory withholdings and deductions payable in accordance with the then current payroll policies of the Corporation.

6.             MUTUAL WAIVER AND RELEASE. For and in consideration of the promises contained in this Agreement, each party hereby voluntarily, willingly, knowingly, irrevocable and unconditionally waives, releases, and forever discharges the other party from all rights, claims, and liability, whether or not they are presently known to exist, that each party has, had, or may have against the other party arising out of or relating in any manner to Executive’s employment with the Corporation through the Transition Date, but subject to the exceptions set forth in Section 7. The rights and claims that Executive waives, releases, and discharges include, to every extent allowed by law, but are not limited to, those arising under the Age Discrimination in Employment Act of 1967, the Older Workers’ Benefit Protection Act, the Civil Rights Acts of 1866, 1871, 1964 and 1991, the Immigration Reform and Control Act of 1986, the Occupational Safety and Health Act, the Americans with Disabilities Act, the Equal Pay Act of 1964, the Executive Retirement Income Security Act, the Family Medical Leave Act of 1993, the Comprehensive Omnibus Budget Reconciliation Act and under all other federal, state and local laws, regulations and ordinances, statutory and common law contract, tort, and/or wrongful discharge claims arising out of or relating in any manner to Executive’s employment with the Corporation through the Transition Date but subject to the exceptions set forth in Section 7. Similarly, subject to the exceptions set forth in Section 7, Corporation waives, releases, and discharges all rights and claims Corporation has, had, or may have under any federal, state and local laws, regulations and ordinances, including, but not limited to statutory and common law contract or tort claims arising out of or relating in any manner to Executive’s employment with the Corporation through the Transition Date.

7.             EXCEPTIONS TO MUTUAL WAIVER AND RELEASE. The foregoing language in Section 6 notwithstanding, the Corporation and Executive acknowledge that this section does not apply to any rights, claims or liability either party has, had, or may have against the other party arising out of or relating to: (a) a material breach of this Agreement; (b) any disputes over the administration of benefits or any claims for benefits under the Corporation’s employee benefits plans or various insurance programs for so long as Executive retains coverage under such plans or programs; or (c) any claims under the Employment Agreement for provisions intended to survive the termination of the Employment.

8.             CONSTRUCTION. The parties agree that for the purpose of this Agreement all references to Goldleaf Financial Solutions, Inc., Private Business, Inc., or the Corporation should be understood to mean not only Goldleaf Financial Solutions, Inc., itself, but also all current subsidiary companies and affiliated companies of Goldleaf Financial Solutions, Inc. as well as all current, past and future officials, employees, agents, representatives, officers, directors, attorneys, accountants, shareholders, successors and assigns of Goldleaf Financial Solutions, Inc. its subsidiary companies and affiliated companies, and all persons acting by, through, under or in concert with any of them. For purposes of this Agreement, “affiliate” shall mean any person or entity directly or indirectly controlling, controlled by or under common control with another person or entity from time to time.

9.             NO ADMISSION. Each party acknowledges that this document does not constitute an admission by the other party of any unlawful act or of any violation of any statute, regulation, contract or other provision of statutory, regulatory or common law.

10.           CONFIDENTIALITY. Corporation and Executive agree to keep all matters concerning this Agreement absolutely confidential and agree not to disclose, verbally or otherwise, either the existence or terms of this Agreement to anyone, including but not limited to past, present or future employees of the Corporation, except that Executive may disclose the existence of and the terms and conditions of this Agreement to his spouse, if any, and/or his attorney, and/or his accountant, and/or his tax advisor (to the extent necessary to prepare his tax returns), provided that Executive makes each such person aware of the confidentiality provisions of this paragraph and that each such person to whom such information is disclosed has previously agreed to keep the existence, terms and conditions of this Agreement confidential, and the Corporation may disclose this Agreement, or provisions thereof, pursuant to applicable security laws.

11.           INTERPRETATION; ENFORCEABILITY. The parties agree that if any clause or provision herein is deemed by a court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions shall not be affected thereby, and the remainder of this Agreement shall remain in full force and effect to the fullest extent possible.

12.           CONTEMPLATION PERIOD. Executive acknowledges that on August 14, 2007, the Corporation gave Executive an unsigned copy of this Agreement and informed Executive that he had 21 days from the date of receipt to consider it before signing.

13.           RIGHT OF REVOCATION. Executive acknowledges that the Corporation has informed Executive that for a period of seven (7) days after the date upon which Executive signs this Agreement, Executive may revoke it in writing. Executive further acknowledges the understanding that if Executive revokes this Agreement, Executive will lose all benefits of this Agreement.

14.           BINDING EFFECT; SUCCESSORS AND ASSIGNS. Executive, by signature below, acknowledges that he has carefully read and considered the contents of this Agreement, and that he fully understands all of its provisions and that he is voluntarily, willingly and knowingly entering into this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, estates, successors, and assigns, their affiliates, employees, directors, officers, shareholders and agents.

15.           COOPERATION; MUTUAL RESPECT; NO DISPARAGEMENT. The parties agree that certain matters, which Executive was involved in during his period of service to the Corporation, may necessitate Executive’s cooperation in the future. Executive agrees to cooperate with all reasonable requests of the Corporation. Each party agrees to mutually respect the other and to refrain from making any disparaging comments about the other or disparaging the business of the other from the date of this Agreement and thereafter. Neither party hereto will disparage the other, directly or indirectly, in any oral, written or other form of communication. By way of example and without limitation, Executive may not disparage the Corporation (including its directors, officers and employees) to any third party, including the press, media services, analysts, investors, vendors, customers and/or any potential vendors, customers or investors.

16.           TERMINATION FOR BREACH AND DAMAGES. In the event Executive breaches any provision of this Agreement, and such breach continues after receiving written notice from the Corporation to cure such breach, Corporation may terminate this Agreement immediately. In that event, all obligations of the Corporation hereunder shall cease upon termination of this Agreement, such termination to be communicated to Executive in writing stating the cause for termination. Executive acknowledges and agrees that certain breaches of this Agreement may not be subject to cure, as determined in the sole discretion of the Corporation. In addition to and without limiting any other remedies available to the Corporation (including consequential damages, injunctive and equitable relief), Executive shall pay to Corporation all of the amounts the Corporation previously paid to Executive and on behalf of Executive in connection with this Agreement.

17.           NOTICE. Notice required or authorized to be given (“Notice”) will be in writing and will be deemed given when received via certified, registered, or traceable mail, which may be delivered through a public or private delivery service at the addresses set forth below. Hand delivery of written documents will be considered received, as long as written confirmation of the notice is provided for both parties to sign.

18.           GENERAL. This Agreement may not be modified except by a written instrument signed by authorized representatives of both Executive and the Corporation. This Agreement constitutes the entire agreement and contains all of the representations of the parties with respect to the matters contained in this Agreement. No term or provision of this Agreement will be deemed waived and no breach excused, unless the waiver is in writing and signed by the party granting such waiver. Any consent by either party to, or waiver of, a breach by the other party, will not constitute consent to or waiver of any other different or subsequent breach. The laws of the state of Tennessee shall govern the interpretation and enforcement of this Agreement.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD SUFFICIENT TIME TO REVIEW THIS DOCUMENT WITH HIS ATTORNEY, AT HIS OWN EXPENSE, AND AGREES TO THE TERMS SET HEREIN.

/s/ Scott Craighead
SCOTT CRAIGHEAD (EXECUTIVE)

		DATE:	8/15/07

SCOTT CRAIGHEAD PERSONALLY APPEARED BEFORE ME THIS 15 DAY OF August, 2007.

/s/ Sandra Cole
NOTARY PUBLIC
		MY COMMISSION EXPIRES:	3/22/2008

GOLDLEAF FINANCIAL SOLUTIONS, INC. (CORPORATION)

BY:	/s/ Henry Baroco
TITLE:	President COO
DATE:	8-15-07